Exhibit 10.4

EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS, AND ARBITRATION AGREEMENT

The following agreement (the “Agreement”) between Compass, Inc. and its Affiliates (defined below) (collectively, “Compass”), and the individual identified on the signature page to this Agreement (“You” or “you”) is effective as of the first day of your employment by Compass, or if signed during your employment at any time other than within the month immediately prior to or following your hire date, on the date you sign this Agreement. If this agreement is being signed mid-employment, it supersedes any prior PIIAA or equivalent agreement signed by You. You acknowledge that this Agreement is a material part of the consideration for your employment or continued employment by Compass as well as consideration for and a condition of your eligibility to receive certain compensation and benefits, including but not limited to your eligibility to receive equity under the 2021 Equity Incentive Plan (as amended from time to time). In exchange for the foregoing and for other good and valuable consideration, including your access to and use of Compass’s Inventions (defined below) and Proprietary Information (defined below) for the performance of your employment, training and/or receipt of certain other valuable consideration, you and Compass agree as follows:
1)No Conflicts.

a)During your employment with Compass, you will not engage in any activities which create a conflict of interest. A conflict of interest under this agreement is an actual or potential conflict of interest, or a situation which creates an appearance that a conflict exists. In the event that you wish to engage in any activity which creates a conflict of interest, before doing so you agree to promptly disclose the circumstances to your direct manager and/or P&C Business Partner to determine whether you may engage in the activity, and any conditions, if any, that may need to be followed. For more information about what constitutes a conflict of interest, please refer to Compass’ Employee Code of Ethics, available on the Investor Relations page of Compass’ public website.

b)In addition, you promise that you have not made, and agree not to make, any agreement, oral or written, that is in conflict with this Agreement or your employment with Compass. Without limiting the foregoing, you will not violate any agreement with, or the rights of, any third party. When acting within the scope of your employment (or otherwise on behalf of Compass), you will not use or disclose your own intellectual property (“Your Restricted Materials”) or any third party’s confidential information or intellectual property (“Third Party Restricted Materials”) (collectively, “Restricted Materials”), except as expressly authorized by Compass in writing. Further, you have not retained anything containing or reflecting any confidential information or intellectual property of a prior employer or other third party, whether or not created by you.

2)Inventions.

a)Definitions.  “Company Interest” means any of Compass’s current and/or anticipated business and research and development, as well as any product, service, or other Invention or Intellectual Property Rights (defined below) that are sold, leased, used, licensed, provided, proposed, under consideration or under development by Compass. “Intellectual Property Rights” means any and all patent rights, copyright rights, trademark rights, mask work rights, trade secret rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world (including any application therefor and any rights to apply therefor, as well as all rights to pursue remedies for infringement or violation thereof). “Invention” means any idea, concept, discovery, learning, invention, development, research, technology, work of authorship, trade secret, software, firmware, content, audio-visual material, tool, process, technique, know-how, data, plan, device, apparatus, specification, design, prototype, circuit, layout, mask work, algorithm, program, code, documentation or other material or information, tangible or intangible, and all versions, modifications, enhancements and derivative works thereof, whether or not it may be patented, copyrighted, trademarked or otherwise protected.

b)Assignment.
(i)Compass shall own, and you hereby assign and agree to assign, all right, title and interest in and to all Inventions (including all Intellectual Property Rights therein, related thereto or embodied therein) that are collected, made, conceived, developed, reduced to practice or set out in any tangible medium of expression or otherwise created, in whole or in part (collectively “Created”), by you during the term of your employment with Compass and for a period of three (3) months following the termination of your employment from Compass that either (i) arise out of any use of Compass’s facilities, equipment, Proprietary Information or other assets (collectively “Company Assets”) or any research or other activity conducted

Form PIIAA2023E

by, for or under the direction of Compass (whether or not conducted (A) at Compass’s facilities; (B) during working hours or (C) using Company Assets), or (ii) are useful with or in or relate directly or indirectly to any Company Interest. You will promptly disclose and provide all of the foregoing Inventions (the “Assigned Inventions”) to Compass. Furthermore, you agree that Compass is authorized to use your name, likeness and voice in connection with promotion of its business, products and services, and to allow others to do the same solely in connection with the promotion of Compass's business, products and services.
(ii)You hereby make and agree to make all assignments to Compass necessary to effectuate and accomplish Compass’s ownership in and to all Assigned Inventions. You will further assist Compass, at its expense, to evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned. You hereby irrevocably designate and appoint Compass and its officers as your agents and attorneys-in-fact, coupled with an interest to act for and on your behalf to execute and file any document and to perform all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by you.
(iii)However, the foregoing does not purport to assign to Compass (and Assigned Inventions shall not include) any Invention that: (A) by law (including, without limitation, the applicable statutory provision for your state of employment set forth in Appendix A, if any) you cannot be required to so assign; or (B) otherwise meets all of the following requirements: (I) the Invention is Created entirely on your own time; (II) the Invention is Created entirely without use of any Company Assets and (III) the Invention is not useful with or related to any Company Interest. Nevertheless, if you believe any Invention Created by you during the term of your employment is not within the definition of Assigned Inventions, you will nevertheless disclose it to Compass so that Compass may make its assessment.

c)Other Inventions.  If (i) you use or disclose any of Your Restricted Materials when acting within the scope of your employment (or otherwise to or on behalf of Compass) or (ii) any Assigned Invention cannot be fully made, used, reproduced, sold, distributed, modified, commercialized or otherwise exploited (collectively, “Exploited”) without using, misappropriating, infringing or violating any Restricted Materials, you hereby grant and agree to grant to Compass a perpetual, irrevocable, worldwide, fully paid-up, royalty-free, non-exclusive, assignable, transferable, sublicensable right and license to use, disclose, fully Exploit and exercise all rights in such Restricted Materials and all Intellectual Property Rights embodied therein or related thereto. You will not use or disclose any Restricted Materials for which you are not fully authorized to grant the foregoing license.

3)Confidentiality, Proprietary Information and Privacy.

a)Definition; Restrictions on Use.  You agree that all Assigned Inventions (and all other financial, business, legal and technical information regarding or relevant to any Company Interest that is not generally publicly known), including the identity of and any other information relating to Compass’s employees, Affiliates and Business Partners (as such terms are defined below), that you develop, learn or obtain during your employment or that are received by or for Compass in confidence constitute “Proprietary Information.” You will hold in strict confidence and not directly or indirectly disclose or use any Proprietary Information, except as required within the scope of your employment. Your obligation of nondisclosure and nonuse of Proprietary Information under this Section shall continue until you can document that it is or becomes readily generally available to the public without restriction through no fault of yours (including breach of this Agreement) or, if a court requires a shorter duration, then the maximum time allowable by law will control. This Agreement does not limit your right to report any allegations of unlawful or criminal conduct to any government official or agency for investigation. In addition, this Agreement does not limit your right to participate in a proceeding with any government agency enforcing discrimination laws, to make any truthful statements or disclosures required by law, or to request or receive legal advice. Furthermore, you understand that this Agreement does not affect your immunity under 18 USC Sections 1833(b) (1) or (2), which read as follows:

(1)An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(2)An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

Form PIIAA2023E

b)Upon Termination.  Upon termination of your employment (for any or no reason, whether voluntary or involuntary), you will promptly identify and, as directed by Compass: i) return any and all equipment that was furnished to you by Compass in connection with your employment (e.g., laptop, etc.), and ii) destroy, delete or return to Compass all items containing or embodying Proprietary Information (including all original or copies of content, whether in electronic or hard-copy form), except that you may keep your personal copies of (A) your compensation records; (B) materials distributed to shareholders generally, if you are a shareholder at such time, unless Compass is publicly traded on a national stock exchange at such time, in which case this Sub-Section shall apply to materials distributed to shareholders generally, and (C) this Agreement and any offer letter or amendment thereto between you and Compass.

c)Company Systems.  You also recognize and agree that you have no expectation of privacy with respect to Compass’s offices or computing devices, networks, telecommunications systems or information processing systems (including, without limitation, stored computer files, email messages, instant messages, text messages, and voicemail messages or other devices (including personal devices)) in which Company Proprietary Information resides, is stored or is passed through, whether by you or by Compass (“Company Systems”), and in order to ensure compliance with work rules and safety concerns, Compass or its agents may monitor, at any time and without further notice to you, any Company System and any of your activity, files or messages on or using any Company Systems, regardless of whether such activity occurs on equipment owned by you or Compass. You further agree that any Company Systems, including any property situated on Compass’s premises and owned, leased or otherwise possessed by Compass, including computers, computer files, email, voicemail, storage media, filing cabinets or other work areas, is subject to inspection by Compass’s personnel at any time with or without notice and that you consent to any such inspection. You understand and acknowledge that (A) any such searches or monitoring efforts are not formal accusations of wrongdoing but rather part of the procedure of an investigation and (B) refusal to consent to such a search may be grounds for discipline.

4)Restricted Activities.

a)Definitions. For the purposes of this Section 4, the term “Compass” includes Compass and all other persons or entities that control, are controlled by or are under common control with Compass (“Affiliates”) and for whom you performed responsibilities or about whom you have Proprietary Information. “Business Partner” means any past (i.e., within the twelve (12) months preceding your termination from Compass), present or prospective (i.e., actively pursued by Compass within the twelve (12) months preceding your termination from Compass) customer, vendor, supplier, distributor or other business partner of Compass with whom you come into contact during your employment with Compass or about whom you had knowledge by reason of your relationship with Compass or because of your access to Proprietary Information. “Solicit”, with respect to Business Partners, means to (A) service, take orders from or solicit the business or patronage of any Business Partner for you or any other person or entity, (B) divert, entice or otherwise take away from Compass the business or patronage of any Business Partner other than Compass, or to attempt to do so, or (C) solicit, induce or encourage any Business Partner to terminate or reduce its relationship with Compass.

b)Acknowledgments.
(i)    You acknowledge and agree that (A) Compass's business is highly competitive; (B) secrecy of the Proprietary Information is of the utmost importance to Compass, and you will learn and use Proprietary Information in the course of performing your work for Compass and (C) your position may require you to establish goodwill with Business Partners and employees on behalf of Compass and such goodwill is extremely important to Compass’s success, and Compass has made substantial investments to develop its business interests and goodwill.

(ii)    You agree that the limitations as to time, geographical area and scope of activity to be restrained in this Section 4 are coextensive with Compass’s footprint and your performance of responsibilities for Compass and are therefore reasonable and not greater than necessary to protect the goodwill or other business interests of Compass. You further agree that such investments are worthy of protection and that Compass’s need for protection afforded by this Section 4 is greater than any hardship you may experience by complying with its terms.

(iii)    You acknowledge that your violation or attempted violation of the agreements in this Section 4 will cause irreparable damage to Compass or its Affiliates, and you therefore agree that Compass shall be entitled as a matter of right to an injunction out of any court of competent jurisdiction, restraining any violation or further violation of such agreements you or

Form PIIAA2023E

others acting on your behalf. Compass’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.

(iv)    Although the parties believe that the limitations as to time, geographical area and scope of activity contained herein are reasonable and do not impose a greater restraint than necessary to protect the goodwill or other business interests of Compass, if it is judicially determined otherwise, the limitations shall be reformed to the extent necessary to make them reasonable and not to impose a restraint that is greater than necessary to protect the goodwill or other business interests of Compass. In any such case, Compass and you agree that the remaining provisions of this Section 4 shall be valid and binding as though any invalid or unenforceable provision had not been included.

c)As an Employee and Afterwards.  During your employment with Compass, you will not directly or indirectly: (i) Solicit any Business Partner; (ii) in the geographical areas that Compass does business or has done business at the time of your employment, act in any capacity (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) in or with respect to any commercial activity which competes, or is reasonably likely to compete, with any business that Compass conducts, proposes to conduct or demonstrably anticipates conducting, or (iii) enter into in an employment, consulting or other similar relationship with another person or entity without the prior written consent of Compass. Additionally, during your employment with Compass and for a period of two (2) years after the termination of such employment for any reason, you will not directly or indirectly, either alone or in association with others: (A) Solicit any Business Partner; (B) solicit, induce, or attempt to induce, any employee or independent contractor of Compass to cease or reduce their services (as an employee or otherwise) to Compass (other than as required in the course of your duties for Compass); or (C) hire or recruit, or engage or attempt to hire, recruit, or engage as an independent contractor or an employee, any person who was employed or otherwise engaged by Compass at any time during the term of your employment with Compass; provided, that the immediately preceding clause 4(c)(C) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with Compass has been terminated for a period of six (6) months or longer.

In addition, during your employment with Compass and for a period of three (3) years immediately following the termination of your employment with or without cause, you shall not directly or indirectly invest in (other than a passive investment in shares regularly traded in a recognized public market), finance, loan money to, manage, operate, advise, work, consult or volunteer for, or control, whether as a partner, stockholder, lender, manager, independent contractor, employee, consultant or otherwise, any person or entity that engages in the real estate brokerage business or the business of providing services ancillary to the real estate brokerage business, including but not limited to mortgage, title, escrow, relocation, property management or referral services within a fifty (50) mile radius of any Compass office that you are then working in or have management and/or oversight responsibility for (and any other Company office that you worked in and/or had management or oversight responsibility for in the six (6) month period preceding your last date of employment) (the “Protected Area”). For the avoidance of doubt, in your position with the Company you have national oversight and management responsibilities. Accordingly, the Protected Area shall include all of the United States of America. Notwithstanding the foregoing, in the event that the Company terminates your employment without your consent for any reason other than Cause (as defined herein) or disability, you shall not be prohibited by this section from engaging solely as a licensed independent contractor real estate sales associate with a competitor within the Protected Area. For purposes of this Amendment, “Cause” shall mean gross negligence, misconduct, nonfeasance, insubordination, material breach of this Agreement, fraud, dishonesty, embezzlement, or other similar acts of willful misconduct, guilty in the reasonable judgment of the Company of unlawful conduct, or pleading guilty or no contest to a felony.
d)If you violate the provisions of this Section 4, in addition to all remedies available to Compass, you shall continue to be bound by the restrictions set forth herein until one (1) year has expired without any violation of this Section. For a period of three (3) years after the termination or cessation of your employment with Compass, you agree to notify any potential, prospective employer or prospective business associate of the conditions contained herein this Section 4.

5)Code of Ethics. You acknowledge that you have read Compass’ Employee Code of Ethics (the “Code”) which is available on the Investor Relations page of Compass’ public website. You agree that you will comply with the Code, and that you will report any violations of the Code.

Form PIIAA2023E

6)Arbitration. You recognize that disputes may arise between Compass and you during or following your employment with Compass, and that those disputes may or may not be related to your employment. You understand and agree that by entering into this mutual agreement to arbitrate claims, you anticipate gaining the benefits of a speedy, less-formal, impartial, final and binding dispute-resolution procedure. Except as provided in this Agreement, the Federal Arbitration Act (“FAA”) shall govern the interpretation, enforcement and all proceedings related to this Agreement. To the extent that the FAA is inapplicable, the arbitration law of the state in which you work or last worked for Compass shall apply.

a)Claims Covered by the Agreement.
i.You and Compass mutually consent to the resolution by final and binding arbitration of all claims or controversies past, present or future, whether or not arising out of your employment (or its termination), that Compass may have against you or that you (and no other party) may have against any of the following: (1) Compass, (2) its officers, directors, investors, board members, employees, independent contractors, or agents in their capacity as such or otherwise, (3) Compass’s benefit plans or the plans’ sponsors, fiduciaries, administrators, affiliates and agents, and/or (4) all successors and assigns of any of the aforementioned parties (collectively, “Claims”).
ii.The only claims that are arbitrable are those that are justiciable under applicable federal, state or local law. Arbitrable claims include, but are not limited to: claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for retaliation or discrimination (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, physical or mental disability or handicap, or medical condition but excluding sexual harassment and sexual assault); claims for benefits; and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not cover any claim that as a matter of applicable law cannot be subject to arbitration.
iii.Compass and you agree that neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any claim covered by this Agreement, except that this Agreement does not prohibit the filing of or pursuit of relief through the following: (1) a court action for temporary equitable relief in aid of arbitration, where such an action is otherwise available by law, (2) an administrative charge to any federal, state or local equal employment opportunity or fair employment practices agency, (3) an administrative charge to the National Labor Relations Board, or (4) any other charge filed with or communication to a federal, state or local government office, official or agency.
iv.To the maximum extent permitted by law, you hereby waive any right to bring on behalf of persons other than yourself, or to otherwise participate with other persons in, any class or collective action. The validity and effect of this waiver may be determined only by a court and not by an arbitrator. If this waiver is voided or found unenforceable for any reason, you agree that the agreement to arbitrate shall be deemed null and void. You understand this waiver is material and essential to your employment and that it is not severable from any provision of this Agreement.
b)Place of Arbitration. The arbitration shall take place in the county (or comparable governmental unit) in which you were or were last employed by Compass, and no dispute affecting your rights or responsibilities shall be adjudicated in any other venue or forum.
c)Arbitration Procedures.
i.The arbitration will be held under the authority of the American Arbitration Association (or any successor) (“AAA”). The arbitration shall be held in accordance with the American Arbitration Association Employment Arbitration Rules and Mediation Procedures (“AAA Rules”), which are currently available at https://www.adr.org/Rules. Notwithstanding any provision of the AAA Rules, any dispute over the formation, enforceability, validity, or severability of any provision of this Agreement shall be resolved by a court of competent jurisdiction. The Arbitrator shall be either a retired judge, or an attorney who is experienced in the area of law applicable to the dispute and licensed to practice law in the state in which the arbitration is convened (the “Arbitrator”), selected by mutual consensus of the parties. In the event of disagreement as to the appointment, the AAA will continually provide lists of eligible arbitrators to the parties until the parties come to mutual agreement on the selection.
ii.The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claimant last had an employment relationship with the responding party, or federal law, or both, as applicable to the claim(s) asserted.

Form PIIAA2023E

The Federal Rules of Evidence shall apply. The arbitration shall be final and binding upon the parties, except as provided in this Agreement.
iii.The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.
iv.The Arbitrator shall have the authority to order discovery that the Arbitrator considers necessary to a full and fair exploration of the issues in dispute. However, absent exigent circumstances, the Arbitrator shall not order more than one deposition per party to remain consistent with the expedited nature of arbitration.
v.The arbitration filings, submissions, discovery, proceedings and arbitration award shall be maintained by the parties as strictly confidential, except as is otherwise required by court order or as is necessary to confirm, vacate or enforce the award and for disclosure in confidence to the parties’ respective attorneys, tax advisors and senior management and to family members of a party who is an individual.

d)Arbitration Fees and Costs. The Company will be responsible for paying any filing fee and the fees and costs of the Arbitrator; provided, however, that if you are the party initiating the claim, you will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which you are (or were last) employed by Compass. In addition, if the Arbitrator makes a determination that the claim is frivolous or brought for an improper purpose, the prevailing party shall be responsible for paying the filing fees and the fees and costs of the Arbitrator. Each party shall pay in the first instance its own litigation costs and attorneys’ fees, if any.
e)    Time Period. No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute of limitation.

7)Employment at Will.  You agree that this Agreement is not an employment contract for any particular term. You have the right to resign and Compass has the right to terminate your employment at will, at any time, for any or no reason, with or without cause, and with or without advance notice. This Agreement does not purport to set forth all of the terms and conditions of your employment, and as an employee of Compass, you have obligations to Compass which are not described in this Agreement. However, the terms of this Agreement govern over any such terms that are inconsistent with this Agreement, and supersede the terms of any similar form that you may have previously signed. This Agreement can only be changed by a subsequent written agreement signed by the Chief Executive Officer or President of Compass, or an officer designee authorized in writing by the foregoing or Compass’s Board of Directors, and you.

8)Survival.  You agree that any change or changes in your employment title, duties, compensation, or equity interest after the signing of this Agreement shall not affect the validity or scope of this Agreement. You agree that the terms of this Agreement, and any obligations you have hereunder, shall continue in effect after termination of your employment, regardless of the reason, and whether such termination is voluntary or involuntary, and that Compass is entitled to communicate your obligations under this Agreement to any of your potential or future employers. You will provide a copy of this Agreement to any potential or future employers of yours, so that they are aware of your obligations hereunder. This Agreement, and any obligations you have hereunder, also shall be binding upon your heirs, executors, assigns and administrators, and shall inure to the benefit of Compass, its Affiliates, successors and assigns. This Agreement and any rights and obligations of Compass hereunder may be freely assigned and transferred by Compass, in whole or part, to any third party.

Miscellaneous.  Any dispute not otherwise governed by Section 6 of this Agreement in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State in which you are or were last employed by Compass. Any legal action or proceeding relating to such dispute shall be brought exclusively in such State, unless another agreement between Compass and you dictates otherwise, in which case the choice of law provision therein will be controlling. Each party consents to the jurisdiction thereof; however, Compass may seek injunctive relief and specific performance in any court of competent jurisdiction. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy. If one or more provisions of this Agreement is held to be illegal or unenforceable under applicable law, such illegal or unenforceable portions shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable. You acknowledge and agree that any breach

Form PIIAA2023E

or threatened breach of this Agreement will cause irreparable harm to Compass for which damages would not be an adequate remedy, and, therefore, Compass is entitled to injunctive relief with respect thereto (without the necessity of posting any bond) in addition to any other remedies.

YOU HAVE READ THIS AGREEMENT CAREFULLY AND YOU UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON YOU WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO YOU TO INDUCE YOU TO SIGN THIS AGREEMENT.
YOU FURTHER ACKNOWLEDGE THAT YOU HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH YOUR PRIVATE LEGAL COUNSEL AND HAVE AVAILED YOURSELF OF THAT OPPORTUNITY TO THE EXTENT YOU WISH TO DO SO.
YOU UNDERSTAND THAT BY SIGNING THIS AGREEMENT YOU ARE KNOWINGLY, WILLINGLY, AND INTENTIONALLY GIVING UP YOUR RIGHT TO A JURY TRIAL IN THE EVENT OF A DISPUTE.
YOU AGREE YOU HAVE BEEN GIVEN AT LEAST 14 DAYS TO REVIEW AND CONSIDER THIS AGREEMENT PRIOR TO SIGNING IT.
YOU SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, WITH THE UNDERSTANDING THAT YOU EITHER (1) HAVE RETAINED A COPY OF THIS AGREEMENT OR (2) MAY REQUEST A COPY OF THIS AGREEMENT FROM COMPASS AT ANY TIME.

COMPASS	EMPLOYEE

By: /s/ Margaret Smith	By: /s/ Scott Wahlers

Name: Margaret Smith	Name: Scott Wahlers

Title: SVP, Head of People & Culture	Address:

Dated: August 3, 2025	Dated: August 3, 2025

Form PIIAA2023E

Appendix A

If you are employed by Compass in the State of California, the following provision applies:

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)    Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

If you are employed by Compass in the State of Delaware, the following provision applies:

Delaware Code, Title 19, § 805
Employee's right to certain inventions.
Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of the employee's rights in an invention to the employee's employer shall not apply to an invention that the employee developed entirely on the employee's own time without using the employer's equipment, supplies, facility or trade secret information, except for those inventions that: (i) relate to the employer's business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. An employer may not require a provision of an employment agreement made unenforceable under this section as a condition of employment or continued employment.

If you are employed by Compass in the State of Illinois, the following provision applies:

Illinois Compiled Statutes Chapter 765, Section 1060/2.
Sec. 2. Employee rights to inventions - conditions. (1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.
(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.
(3) If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee's rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

If you are employed by Compass in the State of Kansas, the following provision applies:
1

Chapter 44.--LABOR AND INDUSTRIES
Article 1.--PROTECTION OF EMPLOYEES
      44-130.   Employment agreements assigning employee rights in inventions to employer; restrictions; certain provisions void; notice and disclosure. (a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless:
      (1)   The invention relates to the business of the employer or to the employer's actual or demonstrably anticipated research or development; or
      (2)   the invention results from any work performed by the employee for the employer.
      (b)   Any provision in an employment agreement which purports to apply to an invention which it is prohibited from applying to under subsection (a), is to that extent against the public policy of this state and is to that extent void and unenforceable. No employer shall require a provision made void and unenforceable by this section as a condition of employment or continuing employment.
      (c)   If an employment agreement contains a provision requiring the employee to assign any of the employee's rights in any invention to the employer, the employer shall provide, at the time the agreement is made, a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless:
      (1)   The invention relates directly to the business of the employer or to the employer's actual or demonstrably anticipated research or development; or
      (2)   the invention results from any work performed by the employee for the employer.
      (d)   Even though the employee meets the burden of proving the conditions specified in this section, the employee shall disclose, at the time of employment or thereafter, all inventions being developed by the employee, for the purpose of determining employer and employee rights in an invention.

If you are employed by Compass in the State of Minnesota, the following provision applies:

Minnesota Statute Section 181.78. Subdivision 1.
Inventions not related to employment. Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

If you are employed by Compass in the State of North Carolina, the following provision applies:

North Carolina General Statutes Section 66-57.1.
EMPLOYEE'S RIGHT TO CERTAIN INVENTIONS
Any provision in an employment agreement which provides that the employees shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer's equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer's business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and in unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.

If you are employed by Compass in the State of Utah, the following provision applies:

Utah Code, §§ 34-39-2 and 34-39-3

34-39-2.   Definitions.
            As used in this chapter:
            (1) "Employment invention" means any invention or part thereof conceived, developed, reduced to practice, or created by an employee which is:
            (a) conceived, developed, reduced to practice, or created by the employee:
            (i) within the scope of his employment;
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            (ii) on his employer's time; or
            (iii) with the aid, assistance, or use of any of his employer's property, equipment, facilities, supplies, resources, or intellectual property;
            (b) the result of any work, services, or duties performed by an employee for his employer;
            (c) related to the industry or trade of the employer; or
            (d) related to the current or demonstrably anticipated business, research, or development of the employer.
            (2) "Intellectual property" means any and all patents, trade secrets, know-how, technology, confidential information, ideas, copyrights, trademarks, and service marks and any and all rights, applications, and registrations relating to them.

34-39-3.   Scope of act -- When agreements between an employee and employer are enforceable or unenforceable with respect to employment inventions -- Exceptions.
            (1) An employment agreement between an employee and his employer is not enforceable against the employee to the extent that the agreement requires the employee to assign or license, or to offer to assign or license, to the employer any right or intellectual property in or to an invention that is:
            (a) created by the employee entirely on his own time; and
            (b) not an employment invention.
            (2) An agreement between an employee and his employer may require the employee to assign or license, or to offer to assign or license, to his employer any or all of his rights and intellectual property in or to an employment invention.
            (3) Subsection (1) does not apply to:
            (a) any right, intellectual property or invention that is required by law or by contract between the employer and the United States government or a state or local government to be assigned or licensed to the United States; or
            (b) an agreement between an employee and his employer which is not an employment agreement.
            (4) Notwithstanding Subsection (1), an agreement is enforceable under Subsection (1) if the employee's employment or continuation of employment is not conditioned on the employee's acceptance of such agreement and the employee receives a consideration under such agreement which is not compensation for employment.
            (5) Employment of the employee or the continuation of his employment is sufficient consideration to support the enforceability of an agreement under Subsection (2) whether or not the agreement recites such consideration.
            (6) An employer may require his employees to agree to an agreement within the scope of Subsection (2) as a condition of employment or the continuation of employment.
            (7) An employer may not require his employees to agree to anything unenforceable under Subsection (1) as a condition of employment or the continuation of employment.
            (8) Nothing in this chapter invalidates or renders unenforceable any employment agreement or provisions of an employment agreement unrelated to employment inventions.

If you are employed by Compass in the State of Washington, the following provision applies:

TITLE 49. LABOR REGULATIONS
CHAPTER 49.44. VIOLATIONS -- PROHIBITED PRACTICES

(i)    A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.
(ii)    An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.
(iii)    If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee's rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.
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